EXHIBIT 99.j

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned hereby nominates, constitutes and appoints Joseph J. McBrien, Jonathan R. Simon and Laura I. Martínez (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent for him on his behalf and in his name, place and stead, in any way and all capacities, to make, execute and sign any and all registration statements on Form N-1A of the Market Vectors ETF Trust (the “Trust”) and any amendments, exhibits or supplements thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, any state securities regulator, any self-regulatory organization or any other governmental or official body (including, without limitation, agencies, commissions and authorities) and any other regulatory authority having jurisdiction over the offer and sale of shares of the Trust granting unto said attorneys-in-fact and agents full power and authority to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 2nd day of March, 2012.

/s/ John J. Crimmins

Name: John J. Crimmins
Title: Vice President, Treasurer, Chief Financial Officer and Principal Accounting Officer